SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRIPOS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)   Title of each class of securities to which transaction applies:

       2)   Aggregate number of securities to which transaction applies:

       3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)   Proposed maximum aggregate value of transaction:

       5)   Total fee paid:

[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

       2)   Form, Schedule or Registration Statement No.:

       3)   Filing Party:

       4)   Date Filed:

TRIPOS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 12, 2004

To Our Shareholders:

The Annual Meeting of Shareholders of Tripos, Inc. (the "Company") will be held at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105 at 1:00 p.m. local time on May 12, 2004 for the following purposes:

    To elect six (6) directors to serve for the ensuing year or until their successors are elected; and

    To amend the 2002 Employee Stock Purchase Plan to increase the number of shares authorized for issuance from 250,000 to 700,000; and

    To act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 29, 2004 as the record date for determining those shareholders that will be entitled to notice of and to vote at the Annual Meeting.

Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

B. James Rubin

Corporate Secretary

St. Louis, Missouri

April 12, 2004

Shareholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxy Forms

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF

TRIPOS, INC.

To be held May 12, 2004

This Proxy Statement is furnished to shareholders of Tripos, Inc. ("Tripos" or the "Company"), a Utah corporation, in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time on May 12, 2004 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy form are first being mailed to shareholders on or about April 12, 2004.

VOTING RIGHTS AND SOLICITATION

The close of business on March 29, 2004 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, there were 9,049,095 shares of Common Stock, $.005 par value per share (the "Common Stock"), issued and outstanding. All of the shares of Tripos Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to us will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors" and "Proposal 2 - Amendment to the 2002 Employee Stock Purchase Plan" as further described in this Proxy Statement. Our management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgement.

Any shareholder has the right to revoke his or her proxy at any time before it is voted. A proxy may be revoked either by written notice of revocation to the Secretary of Tripos, by the execution of a subsequently dated proxy or by attending the meeting and voting in person.

A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies which are marked to "withhold authority" with respect to the election of any one or more of the nominees for election of directors, shares subject to broker non-votes that are otherwise voted on another matter at the meeting, and proxies which are marked to "abstain" with respect to any other matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting and the presence or absence of a quorum.

A plurality of the votes cast, in person or by proxy, at the Annual Meeting, is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast, up to the maximum number of directorships to be filled, will be elected. Consequently, marking the proxy statement to withhold a vote for one or more nominees does not have the effect of a vote against that nominee(s), but will have an effect on the number of votes cast for a particular nominee(s) relative to the other nominees. The affirmative vote of a majority of the shares cast, in person or by proxy, at the Annual Meeting, is required to approve such other business as may be brought before the Annual Meeting. Abstentions will be deemed voted for purposes of these proposals and will, therefore, have the effect of a vote against those proposals; broker non-votes will have no effect on the results of the vote on these proposals.

The entire cost of soliciting proxies will be borne by us. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telefax or special letter by officers and our regular employees for no additional compensation. Our Board of Directors has engaged Mellon Investor Services to provide routine advice and services. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our Common Stock, and such persons shall be reimbursed for their reasonable expenses.

SHAREHOLDER PROPOSALS

We must receive proposals from shareholders that are intended to be presented at the 2005 Annual Meeting no later than December 13, 2004, for consideration for inclusion in our proxy statement relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with regulations governing shareholder proposals.

Except in the case of proposals made in accordance with Rule 14a-8, shareholders intending to bring any business before an annual meeting of shareholders must deliver written notice thereof to the Corporate Secretary not less than 45 days prior to the anniversary of the date on which we first mailed proxy materials for our immediately preceding annual meeting of shareholders. The deadline for matters sought to be presented at our 2005 Annual Meeting is February 18, 2005. If a stockholder gives notice of such a proposal after the February 18, 2005 deadline, our proxy holders will be allowed to use their discretionary voting authority to determine whether to vote for or against the stockholder proposal when and if the proposal is raised at our 2005 annual meeting.

In order for a shareholder to nominate a candidate for director under our Bylaws, timely notice of the nomination must be received in advance of the meeting. We must receive such notice no later than March 11, 2005, and no earlier than February 11, 2005. The shareholder filing the notice of nomination must describe various matters regarding the nominee as set forth in our Bylaws, including such information as name, address, occupation and shares held.

Under our Bylaws, in order for a shareholder to bring other business before our shareholder meeting, timely notice must be received within the time limits described above. This notice must include a description of the proposed business, the reasons therefor, and other matters specified in our Bylaws. These requirements are separate from and in addition to requirements a shareholder must meet to have a proposal included in the proxy statement and proxy card. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case the notice must be given to the Secretary of the Company, whose address is 1699 South Hanley Road, St. Louis, Missouri 63144.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors is made up of six (6) Directors who stand for re-election by the holders of Common Stock at each annual meeting.

The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them without voting instructions in the accompanying form FOR the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, either the size of the Board will be reduced or the proxies will be voted FOR any nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The directors will serve for a one-year term, or until their respective successors are duly elected and qualified. Directors are elected by a plurality of the votes cast at the meeting.

Nominees to Board of Directors:
Name	Director Since	Age	Name	Director Since	Age

Ralph S. Lobdell	1994	60	Alfred Alberts	1997	72
Stewart Carrell	1994	70	John P. McAlister, III	1994	55
Gary Meredith	1996	69	Ferid Murad	1996	67

Ralph S. Lobdell has served as the Chairman of our Board of Directors since June 1994. Mr. Lobdell received his Bachelor of Science degree from the U.S. Naval Academy in 1965 and his Master of Business Administration from Stanford University in 1972. Mr. Lobdell worked for First Chicago Corporation from 1972 through 1977, initially on the parent company staff and then its venture capital subsidiaries. In 1977, Mr. Lobdell joined Abbott Laboratories in Chicago in Corporate Planning and Development. Mr. Lobdell worked for the Harbour Group, a St. Louis based investment company, from 1979 until his retirement in 1991 and was appointed President in 1987. He served on the Board of Directors of virtually all of Harbour's portfolio companies acquired during his tenure.

Alfred Alberts was named a Director in February 1997. Mr. Alberts is currently serving on the Board of Directors of Cardium Therapeutics, Cambridge, Massachusetts and is a scientific consultant to several major pharmaceutical companies. He served as the Vice President of Biochemistry and Natural Product Discovery at Merck Research Laboratories prior to his retirement in 1995. Prior to joining Merck, Mr. Alberts was a member of the faculty of the Department of Biochemistry at Washington University, St. Louis. Mr. Alberts has co-authored six patents and received several prestigious awards including the Thomas Alva Edison Award, the Inventor of the Year Award as well as an Honorary Doctor of Science degree from the University of Maryland.

Stewart Carrell has been a Director since May 1994. He served as Chairman of the Board of Directors of Evans & Sutherland Computer Corporation until his retirement in 2001. Between 1984 and 1994, Mr. Carrell was Chairman and/or Chief Executive Officer of several companies through his association with the investment banking and venture capital firm of Hambrecht & Quist. Prior to 1984, Mr. Carrell was employed for 25 years by Texas Instruments in various capacities, the most recent of which was Executive Vice President. Mr. Carrell holds an undergraduate degree from Southern Methodist University and a Masters degree from Stanford University.

Dr. John P. McAlister, III has served as our Chief Executive Officer and as a Director since May 1994. Dr. McAlister obtained his B.S. in Chemistry from Tarleton State College in 1971 and his Ph.D. in Biochemistry and X-Ray Crystallography from the University of Wisconsin, Madison, in 1978. After a two-year post-doctoral appointment, Dr. McAlister joined the staff of the Computer Systems Laboratory at Washington University, St. Louis, in 1980, where he served first as Associate Director of the MMS-X National Collaborative Research Program and then as Research Associate in Computer Science. Dr. McAlister began working for Tripos in 1982 under contract to supervise software development for molecular graphics applications. In 1984, he joined Tripos as Director of Software Research and Development. In 1987, Dr. McAlister was named Vice President, Research and Development, and in 1988 was promoted to President.

Gary Meredith was named a Director in January 1996. Mr. Meredith is currently serving on the Board of Directors of Regence BlueCross BlueShield of Utah for which he is Chairman of the Audit Committee. He retired from his position as Senior Vice President of Evans & Sutherland Computer Corporation ("E&S") in 1999. Mr. Meredith had been with E&S for twenty-two years during which time he held several positions including Assistant to the President, VP-Administration, President-Interactive Systems Division, VP-Development and Secretary, and Chief Financial Officer. Prior to joining E&S, he was President of Interwest General Corporation and Windsor Industries. Mr. Meredith also was Chairman and President of Reid-Meredith, Inc., a company he founded in 1962. Mr. Meredith received his B.S. degree from Brigham Young University.

Dr. Ferid Murad was named a Director in November 1996. Dr. Murad received his M.D. and Ph.D. from Case Western Reserve University. Dr. Murad is the former Vice President of Pharmaceutical Research and Development at Abbott Laboratories, and formerly, the President and CEO of Molecular Geriatrics Corporation, a bio-pharmaceutical company. Dr. Murad has held a number of notable positions during his career including Chairman of the Department of Medicine at Stanford University, Chief of Medicine at Palo Alto Veterans Administration Hospital, and Director of Clinical Research at the University of Virginia School of Medicine. Dr. Murad was the 1998 co-recipient of the Nobel Prize for Physiology or Medicine as well as the 1996 recipient of the Albert Lasker Medical Research award and is a member of the National Academy of Science. He is currently Professor and Chairman of the Department of Integrative Biology, Pharmacology and Physiology at the University of Texas Medical School in Houston and Director of the Institute of Molecular Medicine.

Related Party Transactions

There are no family relationships among our executive officers or directors. There are no other relationships between Tripos and the board members or the other firms they may represent.

During 2001 we made a 30-month loan to Douglas A. Danne, then our Senior Vice President-Commercial Operations in the amount of $175,000 of which $137,400 remained outstanding on March 30, 2004. Mr. Danne has defaulted on this loan, and although the Company continues to pursue collection of the remaining amounts due, we wrote off the outstanding balance of the loan in 2003. Mr. Danne ceased to be employed by the Company in November 2002.

Board Meetings and Committees

The Board has determined that Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad are independent directors under the listing standards of the Nasdaq Stock Market.

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Scientific Advisory Committee. In February 2003, the Board established a Nominating Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, for the purpose of identifying qualified candidates for consideration for election to the Board of Directors.

During the fiscal year ended December 31, 2003, our Board of Directors held a total of nine (9) meetings. During this period, all directors attended or participated in at least 75% of the meetings of the Board, with the exception of Gary Meredith who was unable to attend three of nine Board Meetings and one of six Audit Committee meetings during 2003 due to the limitations of international travel. Mr. Meredith attended at least 75% of the meetings of the full Board of Directors and Executive Committee. All directors, including Mr. Meredith, attended at least 75% of the committee meetings of which they were members.

The Audit Committee meets with our financial management and the independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Stewart Carrell, Ralph Lobdell, Alfred Alberts, Gary Meredith and Ferid Murad, held six (6) meetings during fiscal 2003. The members of the Audit Committee are independent, as independence is currently defined under NASDAQ's listing standards. The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the NASDAQ market. The Board has also determined that Mr. Ralph Lobdell, Mr. Stewart Carrell and Mr. Gary Meredith qualify as "audit committee financial experts" as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The charter of the Audit Committee is attached to this statement as Appendix 2.

The Compensation Committee reviews and approves compensation arrangements for our management. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith, and Ferid Murad, held one (1) meeting during fiscal 2003.

The Executive Committee receives strategic and investment opportunities from internal and external sources and decides whether they merit consideration. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, held four (4) meetings during fiscal 2003.

The Scientific Advisory Committee reviews and approves the mechanisms by which scientific research and software development decisions are made. This Committee, consisting of Ferid Murad, Alfred Alberts, and several key executives and employees, met two (2) times during fiscal 2003.

On February 6, 2003, pursuant to Article IV of the By-Laws of the Company, the Board of Directors established a Nominating Committee to consist of the directors of the Company who are independent within SEC and NASDAQ rules as from time to time in effect. Its purpose is to identify and recommend to the Board of Directors additional candidates to be considered for nomination and election to the Board of Directors having appropriate independence and expertise required by applicable rules or deemed appropriate under the circumstances. Additionally, the Nominating Committee will recommend to the Board of Directors, assignments to the Audit Committee, the Compensation Committee and other key committees of the Board of Directors as deemed appropriate. The Nominating Committee consists Ralph Lobdell, Alfred Alberts Stewart Carrell, Gary Meredith and Ferid Murad. At present the Nominating Committee does not have a formal charter in place separate from the Company's By-Laws.

It is our practice to have all Board members in attendance at the annual meeting of shareholders. All Board members were in attendance at the 2003 annual meeting of the shareholders.

Director Remuneration

Non-employee members of the Board, except for Mr. Lobdell, are each paid an annual retainer of $10,000, and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at all Board meetings and applicable committee meetings. The annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate on the last trading day of each fiscal quarter. Employee members of the Board receive no additional compensation for their service on the Board.

Mr. Ralph Lobdell receives an annual retainer of $25,000 as our Chairman of the Board, in lieu of the $10,000 annual retainer received by other non-employee Board members, and is reimbursed for all out-of-pocket expenses related to attendance at meetings of the Board of Directors. Mr. Lobdell's annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate.

Under the Tripos, Inc. 1994 Director Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 20,000 shares of Tripos Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 5,000 shares on January 1 of each year. Options issued under the Tripos, Inc. 1994 Director Option Plan become exercisable at a rate of twenty-five percent (25%) of the shares under such option on each anniversary of the grant of the option. The exercise price for the options granted under the 1994 Director Option Plan is equal to the fair market value of the Common Stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option automatically terminates 90 days after the optionee ceases to be a director or ceases to be employed as a consultant to the Board. In the event of the optionee's death or disability, the options terminate twelve (12) months from the date of the occurrence.

Dr. Ferid Murad and Mr. Alfred Alberts each received a $10,000 annual fee for their roles on the Scientific Advisory Committee, and are reimbursed for all out-of pocket costs incurred with attendance at such meetings. The annual fee was paid in quarterly installments, 50% in cash and 50% in common stock valued at the then market rate. Beginning in 2004, Dr. Murad and Mr. Alberts will not be compensated for their service on the Scientific Advisory Committee.

No other compensation is paid to the non-employee members of the Board with respect to service on the Board. The Board has elected to take a 20% reduction in their annual compensation for calendar year 2004.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the above nominees.

PROPOSAL 2:

AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN

In 2002, our stockholders approved the issuance of 250,000 shares of Tripos common stock under our 2002 Employee Stock Purchase Plan (the "Plan"). It is likely that all of the Plan shares that were previously approved will be sold under the Plan by the end of 2003. Accordingly, our board of directors has determined that it is in our best interests and the best interests of our stockholders to add 450,000 shares of common stock to the 2002 Employee Stock Purchase Plan, to be available for Plan offerings commencing on or after January 1, 2005. If our stockholders approve this amendment to the 2002 Employee Stock Purchase Plan, the total number of shares available to be issued under the Plan since its inception will be 700,000.

Otherwise, the terms and conditions of the Plan remain unchanged. For a description of the principal features of the 2002 Employee Stock Purchase Plan, see "Appendix 1 -- Tripos, Inc. 2002 Employee Stock Purchase Plan."

General.

Our 2002 Employee Stock Purchase Plan was approved by our stockholders on May 7, 2002. The Plan expires by its terms in 2012. The purpose of the employee stock purchase plan is to provide employees with an opportunity to purchase Tripos common stock through payroll deductions.

Administration.

Our employee stock purchase plan is administered by the board of directors or a committee appointed by the board of directors. All questions of interpretation or application of the employee stock purchase plan are determined by our board of directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility.

Each of our employees or the employees of our designated subsidiaries is eligible to participate in the employee stock purchase plan; except that no employee shall be granted an option under the employee stock purchase plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of January 31, 2004, approximately 359 employees were eligible to participate in the Plan.

Offering Period.

Our employee stock purchase plan has consecutive offering periods that begin every six months commencing on the first business day on or after each July 1 and January 1. Each offering period payroll deductions are accumulated. At the end of each offering period, shares of our common stock are purchased with a participant's accumulated payroll deductions. Our board of directors has the power to change the commencement date and/or the duration of future offering periods, if such change is announced at least five days prior to the scheduled beginning of the first offering period to be affected.

To participate in the employee stock purchase plan, an eligible employee must authorize payroll deductions pursuant to the employee stock purchase plan. Such payroll deductions may not exceed 10% of a participant's compensation during the offering period. Once an employee becomes a participant in the employee stock purchase plan, the employee automatically will participate in each successive offering period until the employee withdraws from the employee stock purchase plan or the employee's employment with us and our designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase Price.

Shares of our common stock are purchased under the employee stock purchase plan at a purchase price of not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the purchase period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the Nasdaq National Market, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation on or prior to the last day of the purchase period by the purchase price.

Payment of Purchase Price; Payroll Deductions.

The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares in any offering period. During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Plan and the administrator.

All payroll deductions made for a participant are credited to the participant's account under the employee stock purchase plan, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the employee stock purchase plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal.

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Termination of Employment.

Upon termination of a participant's employment for any reason, including disability or death, his or her option and participation in the employee stock purchase plan will cease immediately. At such time, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the employee stock purchase plan, and such participant's option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

Changes in Capitalization. Subject to any required action by our stockholders, the number of shares reserved under the employee stock purchase plan, the number of shares that may be added to the employee stock purchase plan on an annual basis, the maximum number of shares that may be purchased during any purchase period, as well as the price per share of common stock covered by each option under the employee stock purchase plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by our board of directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, unless the board of directors determines otherwise the offering periods then in progress shall be shortened by setting a new exercise date and the offering period shall end on the new exercise date. The new exercise date shall be immediately prior to the dissolution or liquidation. If the board of directors shortens the offering periods then in progress, the board of directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale. In the event of any merger with or into another corporation or sale of all or substantially all of our assets, each option under the employee stock purchase plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the board of directors shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the merger or change of control. If the board of directors shortens any purchase periods and offering periods then in progress, the board of directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan.

Our board of directors may at any time and for any reason terminate or amend the employee stock purchase plan. An offering period may be terminated by the board of directors at the end of any purchase period if the board of directors determines that termination of the employee stock purchase plan is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.

Certain Federal Income Tax Information.

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the employee stock purchase plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

The employee stock purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the employee stock purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

The approval of the employee stock purchase plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

OWNERSHIP OF SECURITIES

The following table sets forth, as of the Record Date, the name of each person who owns of record or is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, the number of shares owned by all directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby. We believe that each of the directors and executive officers has sole voting and investment power over such shares of Common Stock.

Holders of More than 5%:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, Maryland 21202	1,109,500 (2)(a) 1,588,200 (2)(c)	15.7% 17.7%
State of Wisconsin Investment Board P.O. Box 7842 Madison, Wisconsin 53707	1,300,000 (2)(a)	14.5%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	695,600 (2)(d)	7.7%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	571,900 (2)(a)	6.4%
Deerfield Capital, L.P. Deerfield Partners, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	448,500 (2)(b)	5.0%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of Tripos Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms received, or written representations from certain reporting persons that no year-end reports on Forms 5 were required for those persons, we believe that, during fiscal 2003, our officers, directors, and greater than ten-percent beneficial owners complied with all applicable filing requirements with the exception of one transaction by Dr. Murad. This transaction for the open market purchase of 10,000 shares on March 5, 2003 was reported to the SEC and NASDAQ on Form 4 within three days of execution, which was one day late.

Directors and Named Executive Officers:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Direct Ownership	Exercisable Stock Options	Total Beneficial Ownership	Percent of Class (1)
Ralph S. Lobdell	61,611	115,000	176,611	2.0%
Alfred Alberts	6,204	57,500	63,704	*
Stewart Carrell	115,298	37,500	152,798	1.7%
Gary Meredith	1,616	19,200	20,816	*
John P. McAlister III	104,886	260,667	365,553	4.0%
Ferid Murad	66,386	70,000	136,386	1.5%
Richard D. Cramer III	92,284	35,832	128,116	1.4%
Peter Hecht	1,944	113,333	115,277	1.3%
Trevor W. Heritage	6,416	98,333	104,749	1.2%
B. James Rubin	1,500	90,729	92,229	1.0%
Dieter Schmidt-Bäse	--	33,916	33,916	*
Mary P. Woodward	31,088	41,800	72,888	*
John D. Yingling	1,128	30,275	31,403	*
All directors and named
executive officers as a group (13 persons)	490,361	1,004,085	1,494,446	16.5%

* Less than one percent of the outstanding Common Stock.

(1)     Percentage of beneficial ownership is calculated assuming 9,049,095 shares of Common Stock were outstanding on March 30, 2004. This percentage includes Common Stock owned by (Direct Ownership) or that which such individual or entity has the right to acquire beneficial ownership of within sixty days of March 30, 2004 (Exercisable Stock Options), including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2)     This information is based on Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). The reporting entity attests that they have:

(a) sole voting power over their reported shares of Common Stock;

(b) shared voting and dispositive power over their reported shares of Common Stock;

(c) sole dispositive power over their reported shares of Common Stock;

(d) shared voting and dispositive power over their reported shares of Common Stock; Wellington Trust Company, NA which owns 558,800 of the total shares (6.2%) is a wholly owned subsidiary of Wellington Management Company, LLP.

MANAGEMENT

Set forth below is certain information with respect to our executive officers and additional key employees, other than our President and Chief Executive Officer, Dr. John P. McAlister, whose biographical information is set forth under "Election of Directors" above:

Executive Officers:

Name	Age	Title
Richard D. Cramer, III	62	Senior Vice President, Science and Chief Scientific Officer
Peter Hecht	41	Senior Vice President, Discovery Research Operations
Trevor W. Heritage	37	Senior Vice President, General Manager Discovery Informatics
B. James Rubin	40	Senior Vice President, Chief Financial Officer, and Secretary
Dieter Schmidt-Bäse	45	Senior Vice President, Worldwide Sales
Mary P. Woodward	58	Senior Vice President, Strategic Development
John D. Yingling	47	Vice President, Chief Accounting Officer, and Assistant Secretary

Key Executives:

Name	Age	Title
Mark Allen	54	Vice President, Operations, Tripos Receptor Research
Edward E. Hodgkin	40	Vice President, Marketing
David E. Patterson	52	Senior Fellow

Executive Officers

Dr. Richard D. Cramer, III received his A.B. degree from Harvard University in Chemistry and Physics in 1963, and his Ph.D. in Physical Organic Chemistry from the Massachusetts Institute of Technology in 1967. Dr. Cramer worked for Polaroid Corporation from 1967 through 1969. This was followed by a two-year fellowship as a senior member of the computer synthesis group at Harvard University under direction of Dr. E. J. Corey. Dr. Cramer joined Smith Kline & French Laboratories in 1971. He was awarded a succession of titles culminating in Associate Director and Fellow, Medicinal Chemistry. Dr. Cramer joined Tripos in 1983 as Vice President of New Products where he formulated the techniques of Comparative Molecular Field Analysis (CoMFA), a patented software technology. Dr. Cramer was named Vice President of Scientific Activities in 1988. In 2000, Dr. Cramer was promoted to the position of Senior Vice President, Science and Chief Scientific Officer.

Dr. Peter Hecht received his degree in pharmacy from Vienna University, Austria in 1987. From 1987 to 1990 he worked at the Sandoz Research Institute in Vienna on the design of anti-fungal compounds as part of his Ph.D. thesis, which he completed in 1990. From 1990 to 1992 he served as a post-doctoral researcher for Tripos in St. Louis, funded initially by Sandoz then by the Erwin Schrödinger scholarship. From 1992 to 1995 he worked at the Sandoz Research Institute in Vienna as head of the local computational chemistry group. In 1995, he joined Tripos in its Munich office to establish our drug discovery efforts as well as our consultancy service business in Europe. Dr. Hecht was promoted to Vice President, European Research Operations and additionally, Managing Director of Tripos Receptor Research, in November 1997. In 2000, he was promoted to Senior Vice President, Discovery Research Operations.

Dr. Trevor W. Heritage received his Ph.D. in Organic Chemistry from University of Reading, England in 1990. Dr. Heritage joined Shell Research Ltd. in 1990 as a computational chemist working on the design of agrochemical products, catalysts and petroleum additives. Dr. Heritage joined Tripos in 1994, where he has held scientific research, marketing, and software development positions. Dr. Heritage has played a leading role in the design and implementation of Tripos' UNITY, EVA/QSAR, and patented HQSAR technology. Dr. Heritage was promoted to Vice President, Software Research and Development in April 1998. During 2000, Dr. Heritage was promoted to the position of Senior Vice President, Discovery Technology Operations. Dr. Heritage was promoted to Senior Vice President, General Manager Discovery Infomatics in 2002.

Mr. B. James Rubin joined Tripos in October 2001 as Senior Vice President, Chief Financial Officer. Most recently, he was the Chief Financial Officer and Chief Operating Officer of Influence LLC, a St. Louis-based eBusiness solutions company. From 1996 through 2000 Mr. Rubin held a number of senior positions at Monsanto Company, including the Head of Corporate Strategy, Co-Head of Agricutural Biotech Research, and Director of Mergers & Acquisitions. Prior to positions in industry, Mr. Rubin held positions in banking and consulting. He received his B.S. degree in Finance from Indiana University and his M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Dr. Dieter Schmidt-Bäse received his Ph.D. in Organometallic Chemistry and Crystallography from University of Göttingen in Germany in 1988. Dr. Schmidt-Bäse worked at the University of Wisconsin in Madison on Organo Lead Compounds for Protein Structure Determination as a research associate. After returning to Germany from the U.S., Dr. Schmidt-Bäse joined Tripos in 1991, where he has held positions as Account Manager, Regional Account Manager and most recently as Director of Discovery Software Business in our Munich office. Dr. Schmidt-Bäse was promoted to Senior Director of European Sales in April 1999. In February 2001, he was promoted to Vice President, Sales-Europe, and in January 2004 he was promoted to his current position of Senior Vice President, Worldwide Sales.

Ms. Mary P. Woodward obtained her B.A. degree in English from Creighton University in 1967, her M.A. in English from the University of Kansas in 1969, and has taken courses in high technology, international marketing and strategic alliance offered in the Berkeley, Stanford, and Northwestern J.L. Kellogg Graduate School of Management Executive Programs. Since joining Tripos in 1983, Ms. Woodward has held a series of sales, legal, marketing and administration positions. In 2000, she was promoted to Senior Vice President, Strategic Development.

Mr. John D. Yingling received his B.S. degree in Accounting from the University of Missouri, St. Louis, in 1979 and holds certificates as a Certified Public Accountant and a Certified Cash Manager. Mr. Yingling worked for Storz Instrument Company, a micro-surgical instrument manufacturer, in a series of accounting positions from 1979 to 1983 and for Clayton Brokerage Company from 1983 to 1985. This was followed by several accounting, tax and treasury positions at Venture Stores, Inc. from 1985 to 1995. Mr. Yingling joined Tripos in May 1995 as U.S. Controller and was promoted to Corporate Controller & Treasurer in January 1999. During 2001, Mr. Yingling was promoted to Vice President, Chief Accounting Officer.

Key Executives

Dr. Mark Allen received his BSc degree in Chemistry from Exeter University and his MPhil and PhD degrees from the Council for National Academic Awards after periods of postgraduate study at the Universities of Plymouth and Brighton. He joined CIBA-Geigy Pharmaceuticals UK Ltd. in 1975. After progressing through the organization in both the UK and the US, in 1994 Dr. Allen was appointed Head of Core Drug Discovery Technologies for CIBA Pharmaceuticals UK where he was responsible for all analytical chemistry, combinatorial chemistry, scale-up chemistry and molecular modeling activities. Following the formation of Novartis in early 1997, Dr Allen was appointed Head of Drug Discovery Support for Novartis Pharmaceuticals UK. He joined Tripos Receptor Research Ltd in 1998 as Director of Research & Analytics and Deputy Managing Director and was promoted to his current position as Vice President, Head of Operations in 1999, where his responsibilities include the direction and management of all scientific activities at Tripos Receptor Research. Dr Allen is a Chartered Chemist and a Fellow of the Royal Society of Chemistry.

Dr. Edward E. Hodgkin received his M.A. in Chemistry in 1985 and Ph.D. in 1987 from Oxford University. Dr. Hodgkin was a post-doctoral fellow at Washington University Medical School in St. Louis, before joining British Biotech in 1990 as Senior Scientist. In 1994 he joined Wyeth-Ayerst Research in the UK as Principal Scientist, relocating to the Princeton, NJ facility in 1995, where he held a number of positions including Associate Director, Structural Biology, with responsibility for Computational Chemistry, X-Ray Crystallography and Protein NMR. During 10 years in the pharmaceutical industry he has been involved in a wide variety of drug discovery projects and therapeutic areas, as scientist, team leader and manager. Dr. Hodgkin joined Tripos in June 1999 as Senior Director, Contract and Discovery Research, Americas and Asia. During 2000 he was named Vice President, Contract and Discovery Research and promoted to Vice President, Global Business Development in February 2001. Dr. Hodgkin was promoted to Vice President, Marketing in 2003.

Mr. David E. Patterson received his B.S. degree in Applied Mathematics and Computer Science in 1974 and an M.S. in Systems Science in 1980 from Washington University in St. Louis. Mr. Patterson worked as a Senior Research Scientist with the Center for Air Pollution Impact and Trend Analysis from 1976 until joining Tripos in 1986. His positions with Tripos have included Product Manager for QSAR and Senior Director of New Products prior to being promoted to Senior Fellow in March 1996.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by our Named Executive Officers for all services rendered as senior managers for the fiscal years ended December 31, 2003, December 31, 2002, and December 31, 2001.

SUMMARY COMPENSATION TABLE
				Long-Term
		Annual Compensation		Compensation Awards
					Securities	All Other
				LTIP	Underlying	Compensation
Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Payouts $	Options # (3)	($) (4)
John P. McAlister III	2003	325,000	-	-	-	6,000
President & Chief Executive Officer	2002	312,500	76,050	-	-	5,500
	2001	250,000	169,114	-	25,000	5,100

Peter Hecht	2003	201,964	-	-	-	42,956
Sr. VP, Discovery Research	2002	172,836	50,448	-	-	33,276
Operations	2001	138,595	86,818	-	12,500	31,001

Trevor W. Heritage	2003	198,333	-	-	-	6,000
Sr. VP General Manager	2002	185,000	50,200	-	-	5,500
Discovery Informatics	2001	158,333	86,587	-	12,500	2,217

B. James Rubin	2003	205,833	-	-	40,000	6,000
Sr. VP, Chief Financial Officer	2002	196,667	44,480	-	-	5,500
	2001	55,538	20,000	-	125,000	3,332

Dieter Schmidt-Bäse	2003	187,259	3,555	-	-	12,576
Sr. VP, Worldwide Sales	2002	144,548	38,638	-	-	10,615
	2001	99,270	130,093	-	22,000	7,324

(1) Includes salary deferred under the Company's 401(k) Plan.

(2) Bonuses earned were based on an allocation of a discretionary bonus pool that was approved by our Board of Directors. The company elected not to pay bonuses to the Executive Team for 2003 performance. Bonuses for 2002 performance were paid in 2003 and bonuses for 2001 performance were paid during 2002.

(3) The number of shares underlying option grants consists of options granted to our employees under the 1994 Stock Option Plan.

(4) For U.S. employees, "All Other Compensation" includes a matching contribution to our 401(k) Plan. For Dr. Hecht, the amounts include a car allowance, pension match and housing allowance.

Stock Options

The following table contains information concerning the grant of stock options made to our Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
Individual Grants					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/			Annual Rates of
	Underlying	SARs			Stock Price
	Options/	Granted to	Exercise		Appreciation for
	SARs	Employees in	Price Per	Expiration	Option Term
Name	Granted	Fiscal Year	Share (2)	Date	5% (3)	10% (3)
John P. McAlister	-	-	-	-	-	-
Richard D. Cramer III	-	-	-	-	-	-
Peter Hecht	-	-	-	-	-	-
Trevor W. Heritage	-	-	-	-	-	-
B. James Rubin	40,000(1)	26.4%	$5.37	2/14/2013	$ 135,059	$ 342,266
Dieter Schmidt-Bäse	-	-	-	-	-	-
Mary P. Woodward	-	-	-	-	-	-
John D. Yingling	10,000(1)	6.6%	$5.37	2/14/2013	$ 33,765	$ 85,566

(1) The options granted under the 1994 Stock Option Plan become exercisable as to 25% of the option shares on the first anniversary of the grant date and 1/48th per month for three years thereafter. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service.

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

Option Exercises and Holdings

The following table provides information on unexercised options held by our Named Executive Officers as of the end of the 2003 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES
			Number of Securities
	Shares Acquired	Value	Underlying Unexercised Options at		Value of Unexercised In-the-Money Options at
Name	on Exercise	Realized	Year-End 2003		Fiscal Year-End (1)
	#	$	Exercisable	Unexercisable	Exercisable	Unexercisable
John P. McAlister	40,000	$ 91,200 (2)	258,063	10,937	$ 867,358	-
Richard D. Cramer III	-	-	35,832	-	$ 66,271	-
Peter Hecht	-	-	112,031	5,469	$ 159,567	-
Trevor W. Heritage	-	-	94,948	7,552	$ 162,048	-
B. James Rubin	-	-	67,708	97,292	-	$ 52,844
Dieter Schmidt-Bäse	-	-	30,063	8,270	$ 14,268	-
Mary P. Woodward	-	-	41,488	1,312	$ 134,105	-
John D. Yingling	-	-	25,067	18,333	$ 22,896	$ 13,211

(1)  Based on the fair market value of Tripos Common Stock on December 31, 2003 ($6.69 per share).

(2)  Dr. McAlister still holds the shares acquired. The amount shown is the price appreciation on the date of acquisition.

REPORT OF THE COMPENSATION COMMITTEE

The following is the Report of the Compensation Committee of the Board of Directors ("the Committee"), describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to them for the year ended December 31, 2003. The Committee is responsible for setting the general compensation policies for us, which include specific compensation levels for executive officers, bonus pools, and option grants under the 1994 Tripos Stock Option Plan. These programs and the Committee's compensation philosophy are designed to attract and retain key executives by providing appropriate incentives linked to our financial performance. The Committee is composed only of non-employee Directors.

Compensation Philosophy

The Compensation Committee evaluates the performance of the Chief Executive Officer and other officers annually based upon financial and non-financial performance goals that contribute to the profitability and growth of Tripos. The Committee has approved compensation policies that seek to enhance the linkage of compensation to company objectives and overall company performance. The executive officers' compensation package is comprised of (i) base salary, (ii) annual incentive opportunity tied to achievement of Operating Income and other goals, and (iii) long-term incentives established to align management with shareholders, in the form of stock options. The Chief Executive Officer recommends annual increases for other executives for review and approval by the Committee.

Base Salaries -- Individual salary increases are likely to be based on a variety of factors including, but not limited to: competitive salary levels for the industry, individual job responsibilities, results versus target objectives, and Tripos' financial performance.

Annual Incentives -- Annual incentive targets are set as a percent of salary for each employee based on attainment of corporate financial goals, departmental goals and individual performance goals. Weighting of goals varies by participant and is dependent upon their role and influence on the success of the Company. The Committee sets the bonus levels for the senior management team at or above 40% of base salary subject to the achievement of the goals described above (See the Summary Compensation Table for details). No bonus payments were made to the Executive Team members for fiscal 2003 performance. Bonuses earned for achievement of 2002 departmental and individual goals were paid in 2003. There were no payments made for 2002 corporate financial goals. Bonuses earned for achievement of 2001 company and individual goals were paid in 2002.

Long-term Incentives -- We have adopted the Tripos 1994 Stock Option Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, and to promote the success of our business. Awards under the Tripos 1994 Stock Option Plan are designed to give the recipient a significant equity stake in our company and thereby closely align their interests with those of our shareholders. The Committee has established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position and his or her existing holdings of unvested options. The number of shares granted to each executive officer in fiscal years 2003, 2002 and 2001 was based upon the officer's tenure, level of responsibility, and relative position in our company. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

Employment and Severance Agreements -- The Company does not utilize employment agreements except for employees in certain European countries where it is a matter of standard practice. The Named Executive Officers' services are not covered by employment agreements. These officers are, however, covered by agreements that provide for payments based on termination of employment following a change in control of the Company. In the event of a change of control and the Named Executive's employment with the Company is terminated by the Company, the Named Executive shall receive their accrued benefits along with a termination payment equal to one hundred percent (100%) of the Named Executive's then current year's base salary, plus one hundred percent (100%) of the amount, if any, of the prior year's bonus. Additionally, in the event of a change in control, all outstanding options will immediately vest.

The Internal Revenue Code, and the regulations promulgated thereunder, limit the tax deduction we may recognize for compensation paid to executive officers, whose compensation is listed in this Proxy Statement, to $1.0 million per person, per year. This deduction limit does not apply to compensation that complies with applicable provisions of such regulations, including exceptions for incentive-based compensation and compensation granted pursuant to stockholder-approved plans. Because the Committee did not expect the compensation to be paid to the executive officers to exceed $1.0 million per person in 2003, the Committee did not take any action prior to or during 2003 which would have been required to comply with the aforementioned regulations so that the deduction limit would not apply. The Committee will continue to evaluate the other components of the executive compensation program and will take the necessary actions with respect to such regulations should it be deemed appropriate in setting compensation levels to be paid to the executive officers in future years.

Chief Executive Officer Compensation

The Compensation Committee meets with Dr. McAlister to discuss his personal performance during the fiscal year. The Committee's objective is to have Dr. McAlister's base salary keep pace with the salaries being paid to similarly situated CEOs in the software and biotechnology industries, and reflect individual performance and achievement of our corporate goals. Dr. McAlister's base salary is reviewed annually by the Compensation Committee based on these discussions and other criteria mentioned above.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Compensation Committee
Mr. Ralph S. Lobdell, Chairman
Mr. Alfred Alberts	Mr. Gary Meredith
Mr. Stewart Carrell	Dr. Ferid Murad

COMPARISON OF SHAREHOLDER RETURN

Indexed Comparison of Total Return since December 1998

Total Return Index for the NASDAQ National Market and

Total Return for NASDAQ Pharmaceutical Companies

Note: Assumes $100 invested on 12/31/98 in Tripos Common Stock, the total return index for the NASDAQ National Market and the total return index for NASDAQ Pharmaceutical Companies. Assumes reinvestment of dividends on a daily basis.

The graph covers the period from December 31, 1998 through the fiscal year ended December 31, 2003. The graph assumes that $100 was invested on December 31, 1998 in Tripos Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on our Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

COMMUNICATIONS WITH THE BOARD

Shareholders may communicate with the Board of Directors, including non-management directors, by sending a letter to the Tripos Board of Directors, c/o Corporate Secretary, 1699 South Hanley Road, St. Louis, MO 63144. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities regarding the fiscal year 2003 financial statements, the Committee reviewed with management the audited financial statements in the Annual Report including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee is made up of five members, each of whom is independent from the Company. The Committee operates under a written charter, approved by the Board of Directors.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Committee. The Committee also considered whether the provision of non-audit services were compatible with Ernst & Young's independence.

The Committee discussed with the independent auditors the overall scope and plans for their respective audits in fiscal year 2004. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality our financial reporting. The Committee held six (6) meetings during fiscal 2003.

During the first quarter 2004, the Audit Committee met to review and evaluate the Company's recommendations and determinations concerning the restatements of certain accounts in the Company's financial statements for the years ended December 31, 1998 through December 31, 2002. The Audit Committee determined that these restatements were appropriate and were required under applicable accounting principles and guidance.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission (the "SEC"). The Committee and the Board have also recommended that Ernst & Young LLP, independent certified public accountants, be selected as the firm to audit our accounts and to report on our financial statements for the fiscal year ending December 31, 2004.

The Audit Committee is governed by a charter that is attached as Appendix 2.

Independent Auditor Fee Information

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2003	2002
Audit Fees	378,358	198,892
Audit-related Fees	--	10,960
Tax Fees	112,318	144,776
All Other Fees	--	--
Total	490,676	354,628

Fees for audit services include fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally. Audit-related fees principally included accounting consultation. Tax fees included tax compliance, tax advice and tax planning research. All Other fees includes any allowed fees not presented in the other categories listed above.

The Audit Committee authorized management to spend (in addition to approved audit fees) up to $25,000 in aggregate annually on accounting and tax consultations or up to $15,000 on any single project. Additionally, the Audit Committee designated and empowered Stewart Carrell to authorize project spending in excess of the aforementioned limitations on behalf of the full Audit Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the meeting and shall be available to respond to appropriate questions. It is not anticipated that the representative from Ernst & Young LLP will make any statement or presentation.

ANNUAL REPORT

A copy of the Annual Report for the fiscal year ended December 31, 2003 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. We filed a Form 10-K with the SEC. Shareholders may obtain a copy of the Form 10-K without charge, by writing to B. James Rubin/Corporate Secretary, at our executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

April 12, 2004	TRIPOS, INC.
B. James Rubin
Corporate Secretary
St. Louis, Missouri

APPENDIX 1:

TRIPOS, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Definitions.

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Common Stock" shall mean the Common Stock of the Company.

    "Company" shall mean Tripos, Inc., a Utah corporation, and any Designated Subsidiary of the Company.

    "Compensation" shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

    "Designated Subsidiary" shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

    "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

    "Enrollment Date" shall mean the first day of each Offering Period.

    "Exercise Date" shall mean the last day of each Offering Period.

    "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

      If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

      If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

      In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board; or

    "Offering Period" shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day in the period ending the following January 1, or commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day in the period ending the following July 1. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

    "Plan" shall mean this Employee Stock Purchase Plan.

    "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

    "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

    "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

    "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

    Eligibility.

      Any Employee (as defined in Section 2(g)), who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

      Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

    Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on January 1 and July 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

    Participation.

    Offering Periods. An Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions to this Plan and filing it with the Company's payroll office prior to the applicable Enrollment Date.

    Payroll Deductions. Payroll deductions for a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

    Payroll Deductions.

    At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

    All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

    At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

    Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than five thousand (5,000) shares (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Employee may accept the grant of such option by turning in a completed and signed subscription agreement to the Company on or prior to the first day of the Offering Period. The administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an employee may purchase during an Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

    Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option.

    Withdrawal.

    A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

    A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

    Termination of Employment. Upon a participant's ceasing to be an Employee (as defined in Section 2(g) hereof), for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

    Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

    Stock.

    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be seven hundred thousand (7000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof; provided, however, that the four hundred and fifty thousand (450,000) shares approved by the Company's stockholders at the 2004 annual stockholders meeting shall only be available for sale under Offering Periods commencing on and after January 1, 2005. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

    The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

    Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

    Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

    Designation of Beneficiary.

    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

    Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

    Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

    Amendment or Termination.

    The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

    Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

    In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

      altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

      shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

      allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

EXHIBIT A

TRIPOS, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application Enrollment Date:

Change in Payroll Deduction Rate

Change of Beneficiary(ies)

  _____________________________________ hereby elects to participate in the Tripos, Inc. 2002 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

  I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0% to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

  I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

  I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Employee Stock Purchase Plan.

  Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): ______________________________.

  I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year holding period, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

  I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

  In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)
(First) (Middle) (Last)
Relationship
(Address)

Employee's Social Security Number:
Employee's Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: ________________________

Signature of Employee

Spouse's Signature (If beneficiary other than spouse)

EXHIBIT B

TRIPOS, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Tripos, Inc. 2002 Employee Stock Purchase Plan which began on ___________, ______ (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

APPENDIX 2:

Audit committee of the Board of Directors of Tripos Inc.

CHARTER

Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body of the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  Review and appraise the audit efforts of the Corporation's independent accountants.

  Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his independent judgment as a member of that Committee. Independence shall be defined as a member who is not an employee of the Corporation, nor has any immediate family relationships to the Corporation, receives no compensation from the Corporation other than compensation for board service, and is not a partner in, or a controlling shareholder or an executive officer of any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that are or have been "significant" to the Corporation in any of the past five years. All members shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should discuss the quarterly financial results with management prior to their release to the public.

Responsibilities and Duties

To fulfill its responsibilities and duties the audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants.

3. Review with financial management and the independent accountants the 10Q prior to its filing.

Independent Accountants

4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountant's independence.

5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Process

  In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both external and internal.

  Consider the independent accountants, judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

  Consider and approve, if appropriate major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent and accountants or management.

  Process Improvement

  Establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  Review any significant disagreements among management and the independent accountants in connection with the preparation of the financial statements.

  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

  Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee of the Board deems necessary or appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.	Please mark here for Address Change or Comments SEE REVERSE SIDE

1. Election of Directors		(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.			2. Amendment of the 2002 Employee Stock Purchase Plan to increase the authorized shares from 250,000 to 700,000.
FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right
		01 Ralph Lobdell 02 John McAlister	03 Alfred Alberts 04 Gary Meredith	05 Stewart Carrell 06 Ferid Murad
					FOR	AGAINST	ABSTAIN
[ ]	[ ]				[ ]	[ ]	[ ]
3. In their discretion, the proxies are authorized to vote on such other business as may properly come before this meeting, or any adjournments or postponements thereof.

Consenting to receive all future meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Dated _________________________________, 2004

____________________________________________

Signature*

____________________________________________

Signature, if held jointly*

*Please sign exactly as name appears on this form. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/trps Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: http://www.tripos.com

Tripos, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 12, 2004

The undersigned hereby appoints B. James Rubin and John D. Yingling with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on May 12, 2004, at 1:00 p.m., local time, at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105, or at any adjournment thereof, as follows (1) as hereinafter specified upon the proposals listed on the reverse and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Shareholders.

PLEASE DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE SIDE,

AND RETURN IT IN THE ENVELOPE PROVIDED BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Tripos, Inc. account online.

Access your Tripos, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Tripos, Inc., now makes it easy and convenient to get current information on your shareholder account.

* View account status * View payment history for dividends

* View certificate history * Make address changes

* View book-entry information * Obtain a duplicate 1099 tax form

* Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time